Exhibit 5.1

HUNTON ANDREWS KURTH LLP 200 PARK AVENUE NEW YORK, NY 10166-0005 TEL 212 • 309 • 1000 FAX 212 • 309 • 1100 FILE NO: 26915.32
August 3, 2020

PG&E Corporation
77 Beale Street
San Francisco, California 94105

Re:          PG&E Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as special California counsel to PG&E Corporation, a California corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-236629-01), as amended (the “Registration Statement”) relating to 1,454,545 Equity Units of the Company (the “Units”), each consisting of (A) a prepaid forward stock purchase contract (each, a “Purchase Contract”, and collectively, the “Purchase Contracts”) being issued by the Company under the Purchase Contract and Unit Agreement dated as of July 1, 2020 (the “Purchase Contract Agreement”), between the Company and The Bank of New York Mellon Trust Company, N.A., as purchase contract agent and as attorney-in-fact for the holders of the Purchase Contracts from time to time, pursuant to which the holder thereof will agree to purchase from the Company and the Company will agree to sell to the holder thereof an amount of shares of common stock of the Company, no par value (the “Shares”) as set forth in the Purchase Contract Agreement and (B) a 1/48,000th undivided beneficial ownership interest in specified zero-coupon U.S. treasury strips.

In rendering the opinions in this opinion letter, we have examined the following documents:

(a)          The Registration Statement;

(b)          The Amended and Restated Articles of Incorporation of the Company dated June 20, 2020, as certified by the Secretary of State of the State of California (the “California SOS”) on June 22, 2020 and the Bylaws of the Company amended as of June 22, 2020 (collectively, the “Organizational Documents);

(c)          That certain entity status letter dated as of July 22, 2020 with respect to the Company issued by the Franchise Tax Board of the State of California and that certain certificate of status dated as of July 22, 2020 with respect to the Company issued by the California SOS (collectively, the “Company Status Certificates”);

PG&E Corporation
August 3, 2020

(d)          The Underwriting Agreement dated June 25, 2020 (the “Underwriting Agreement”), among the Company and the Underwriters named therein, as executed;

(e)          The Purchase Contract and Unit Agreement dated as of July 1, 2020 (the “Purchase Contract Agreement”), among the Company and The Bank of New York Mellon Trust Company, N.A., as purchase contract agent and as attorney-in-fact for the holders of the Purchase Contracts from time to time;

(f)          The form of Unit and the form of Purchase Contract included in the Purchase Contract Agreement;

(g)          The Custodial Agreement dated as of July 1, 2020 between The Bank of New York Mellon Trust Company, N.A., as purchase contract agent and custodian, and the holders of the Units;

(h)          Resolutions of the Board of Directors of the Company adopted on April 29, 2020 and resolutions of the Pricing Committee of the Board of Directors of the Company adopted on June 25, 2020; and

(i)          That certain letter of the Representatives of the Underwriters dated July 24, 2020 addressed to the Company regarding exercise of their option pursuant to Section 2(b) of the Underwriting Agreement.

In rendering the opinions expressed below, we have examined and relied upon a copy of the Registration Statement and the exhibits to be filed therewith. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.  We have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of natural persons; (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents and (v) the due authorization, execution and delivery of all documents by all parties, except as to the Company, as set forth in numbered paragraph 3 below, and the validity, binding effect and enforceability of all documents by all parties.

Based upon the foregoing and such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth herein, and subject to the limitations, assumptions and qualifications noted herein, we are of the opinion that:

1.          Based solely on our review of the Company Status Certificates, the Company is a corporation in good standing under the laws of the State of California as of the date of the Company Status Certificates.

PG&E Corporation
August 3, 2020

2.          The Company has the requisite corporate power and authority to execute and deliver the Purchase Contract Agreement, the Purchase Contracts and the Units and to consummate the transactions contemplated thereby.

3.          The Purchase Contract Agreement, the Purchase Contracts and the Units have each been duly authorized by all necessary corporate action of the Company and have each been duly executed and delivered by the Company.

4.          The Shares initially issuable by the Company upon settlement of the Purchase Contracts at the maximum settlement rate provided for therein have been duly authorized and reserved for issuance upon settlement and, when issued and delivered in accordance with the terms of the Purchase Contract Agreement, will be validly issued, fully paid and non-assessable, and the issuance of the Shares will not be subject to any preemptive or similar rights.

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of California.  With respect to the opinion expressed herein relating to matters of the General Corporation Law of the State of California, we hereby consent to the reliance of Cravath, Swaine & Moore LLP in rendering its Exhibit 5 opinion, of even date herewith, in connection with the Registration Statement.

We are aware that we are referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.  We hereby consent to such use of our name therein and the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  This opinion letter is limited to the matters stated in this opinion letter, and no opinion may be implied or inferred beyond the matters expressly stated in this opinion letter.  This opinion letter is given as of the date hereof.  We assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP

13936/13951/14929/09310